Exhibit 99.1

March 18, 2005

FOR IMMEDIATE RELEASE

Contact: Robert G. Cocks, Jr., President and Chief Executive Officer, PSB Holdings, Inc.

Telephone: (860) 928-6501

PSB HOLDINGS, INC. ANNOUNCES
SECOND CONSECUTIVE QUARTERLY  DIVIDEND

PUTNAM, CT - March 18, 2005 - Robert G. Cocks, Jr., President and Chief Executive Officer of PSB Holdings, Inc., today announced that the Company has declared a quarterly cash dividend of $.05 per share of the Company’s common stock. The dividend reflects an annual cash dividend rate of $.20 per share. The dividend will be payable to stockholders of record as of April 6, 2005, and will be paid on April 21, 2005. Today’s announcement marks the second quarterly dividend since the Company went public.

“We are extremely pleased to be able to offer our investors this second consecutive quarterly dividend,” said Bob Cocks, President and Chief Executive Officer.  “It is a wonderful way to finish a quarter that began with the completion of the year and a half long renovation project at our Main Office in Putnam.”

The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 53.7% percent of the Company’s outstanding shares. Putnam Bancorp, MHC intends to waive the receipt of dividends paid on its shares of the Company.

PSB Holdings, Inc. is the parent corporation for Putnam Savings Bank, a federally chartered savings bank headquartered in Putnam, Connecticut. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. The Bank operates four full-service offices in northeastern Connecticut.

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